                                                                       EXHIBIT 2

                             ACQUISITION AGREEMENT

                                 BY AND BETWEEN

                      ELSAG BAILEY PROCESS AUTOMATION N.V.

                                      AND

                     ABB TRANSPORTATION PARTICIPATIONS B.V.

                          DATED AS OF OCTOBER 14, 1998


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                               TABLE OF CONTENTS

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ARTICLE I. THE OFFER.......................................................   1
  Section 1.1 The Offer....................................................   1
  Section 1.2 Company Stock Options........................................   3
  Section 1.3 Company Actions..............................................   3
ARTICLE II. REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................   4
  Section 2.1 Organization and Qualification...............................   4
  Section 2.2 Capitalization...............................................   4
  Section 2.3 Subsidiaries.................................................   5
  Section 2.4 Authorization, Validity and Enforceability...................   6
  Section 2.5 No Conflict or Violation.....................................   6
  Section 2.6 Consents and Approvals.......................................   6
  Section 2.7 SEC Documents and Financial Statements.......................   7
  Section 2.8 Absence of Certain Changes...................................   7
  Section 2.9 Litigation...................................................   9
  Section 2.10 Compliance..................................................   9
  Section 2.11 Employee Benefit Plans......................................   9
  Section 2.12 Labor Matters...............................................  10
  Section 2.13 Tax Matters.................................................  10
  Section 2.14 Properties..................................................  10
  Section 2.15 Environmental Matters.......................................  11
  Section 2.16 Material Contracts and Commitments..........................  11
  Section 2.17 Intellectual Property.......................................  12
  Section 2.18 Opinion of Financial Advisor................................  13
  Section 2.19 Brokers.....................................................  13
  Section 2.20 Guarantees..................................................  13
  Section 2.21 Schedule 14D-9 and Schedule 14D-1...........................  13
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF PURCHASER...................  14
  Section 3.1 Organization and Qualification...............................  14
  Section 3.2 Authorization, Validity and Enforceability...................  14
  Section 3.3 No Conflict or Violation.....................................  14
  Section 3.4 Consents and Approvals.......................................  14
  Section 3.5 Brokers......................................................  15
  Section 3.6 Financing....................................................  15
ARTICLE IV. COVENANTS......................................................  15
  Section 4.1 Interim Operations...........................................  15
  Section 4.2 No Solicitation..............................................  17
  Section 4.3 Access to Information........................................  18
  Section 4.4 Notice of Certain Matters....................................  18
  Section 4.5 Further Actions..............................................  18
  Section 4.6 Public Announcements.........................................  19
  Section 4.7 Expenses.....................................................  19
  Section 4.8 Directors and Officers Indemnification Insurance.............  19
  Section 4.9 Post-Closing Restructuring...................................  20
ARTICLE V. TERMINATION.....................................................  20
  Section 5.1 Termination..................................................  20
  Section 5.2 Effect of Termination........................................  22
  Section 5.3 Extention; Waiver............................................  22
ARTICLE VI. MISCELLANEOUS..................................................  22
  Section 6.1 Certain Definitions..........................................  22
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  Section 6.2 Nonsurvival of Representations and Warranties................  23
  Section 6.3 Entire Agreement.............................................  23
  Section 6.4 Waiver.......................................................  23
  Section 6.5 Assignment; Binding Effect...................................  23
  Section 6.6 Notices......................................................  24
  Section 6.7 Severability.................................................  25
  Section 6.8 Enforcement of Agreement.....................................  25
  Section 6.9 Governing Law................................................  25
  Section 6.10 Waiver of Personal Liability................................  26
  Section 6.11 Interpretation..............................................  26
  Section 6.12 Counterparts................................................  26
  Section 6.13 Confidentiality.............................................  26
  Section 6.14 Exchange Rates..............................................  26
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                                       ii

                             ACQUISITION AGREEMENT

  This ACQUISITION AGREEMENT is made and entered into as of October 14, 1998 (this "Agreement"), by ABB Transportation Participations B.V., a corporation organized under the laws of The Netherlands with its statutory seat in Amsterdam ("Purchaser"), and Elsag Bailey Process Automation N.V., a corporation organized under the laws of The Netherlands with its statutory seat in Amsterdam (the "Company").

  WHEREAS, the Supervisory Board of the Company and the Management Board of the Company each has determined that the acquisition of the Company by Purchaser, upon the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, the Company's shareholders and other relevant constituencies, its Subsidiaries (as defined in Section 6.1(h)) and the enterprises carried on by the Company and its Subsidiaries;

  WHEREAS, Finmeccanica S.p.A., a company organized under the laws of Italy ("Shareholder"), together with certain of its Subsidiaries, is the record and beneficial owner of (i) a majority of the issued and outstanding Company Shares (as defined below)(together with any other Company Shares acquired by Shareholder or its Subsidiaries after the date hereof and during the term of the Shareholder's Agreement (as defined below), the "Shareholder Shares") and
(ii) certain TOPrS (as defined below);

  WHEREAS, the Board of Directors of Shareholder has approved the sale of the Shareholder Shares and the TOPrS held by Shareholder or its Affiliates to Purchaser pursuant to the Offer (as defined below);

  WHEREAS, upon the terms and subject to the conditions set forth herein, the parties hereto desire that Purchaser prepare and commence an offer which may be structured as separate offers (the "Offer") to purchase all of the issued and outstanding common shares, par value NLG 1.00 per share, of the Company (the "Company Shares") and all of the issued and outstanding 5 1/2% Trust Originated Preferred Securities guaranteed by the Company and convertible into Company Shares (the "TOPrS") of Elsag Bailey Financing Trust (the "Financing Trust"); and

  WHEREAS, as a condition to its willingness to enter into this Agreement, Purchaser has required Shareholder to enter into a shareholder's agreement, dated as of the date hereof (the "Shareholder's Agreement"), pursuant to which Shareholder has agreed, among other things, to tender, or cause its Subsidiaries to tender, all of the Shareholder Shares and TOPrS held by Shareholder and such Subsidiaries, into the Offer.

  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                  ARTICLE I.
                                   THE OFFER

  Section 1.1 The Offer. (a) Provided that none of the events set forth in Annex A hereto (the "Offer Conditions") shall have occurred, as promptly as practicable following the execution hereof, Purchaser shall make a public announcement pursuant to Rule 14d-2(b) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, promptly thereafter but in no event later than the fifth Business Day following the date of such announcement, Purchaser shall commence the Offer. The obligation of Purchaser to accept for payment Company Shares and TOPrS validly tendered pursuant to the Offer and not withdrawn (the "Tendered Securities") shall be subject only to the satisfaction or waiver by Purchaser of the Offer Conditions. Subject to the provisions of this Agreement, Purchaser shall keep the Offer open until at least midnight, New York City time, on the date twenty
(20) days from the date of its commencement. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the Offer Conditions. Without the written consent of the Company, Purchaser shall not
(i) decrease the Offer Consideration (as defined below); (ii) change the form of Offer Consideration (other than by increasing it); (iii) decrease the number of Company Shares and TOPrS sought pursuant to the Offer; (iv) extend the Offer, beyond any scheduled expiration date; or (v) amend the Offer Conditions in a manner which is materially adverse to the holders of Company Shares or holders of TOPrS (including imposing any additional conditions); provided, however, that if on the scheduled expiration date of the Offer (as it may be extended) (x) all Offer Conditions shall not have been satisfied or waived or (y) any Person has made an Acquisition Proposal (as defined in Section 4.2), the Offer may be extended by Purchaser from time to time. Purchaser agrees that, if on the initial scheduled Termination Date of the Offer there is a failure of the Offer Conditions set forth in clause (i) or
(ii) of the second sentence of Annex A or paragraph (F) of the third sentence thereof to be satisfied, it shall, unless this Agreement is terminated pursuant to Section 5.1, extend the Offer and set a subsequent scheduled Termination Date, and shall continue to so extend the Offer and set subsequent scheduled Termination Dates until the Expiration Date (as defined in Section 6.1(c)). In addition, Purchaser may, without the consent of the Company, increase the Offer Consideration and in connection therewith extend the Offer to the extent required by law.

  (b) Upon the terms and subject to the Offer Conditions, the Offer shall commit Purchaser to acquire (i) each Company Share validly tendered and not withdrawn for $39.30, net to the seller in cash (the "Share Offer Price"), and
(ii) each of the TOPrS validly tendered for $61.21, net to the seller in cash (the "TOPrS Offer Price" and collectively with the Share Offer Price, the "Offer Consideration").

  (c) Provided that none of the events set forth in the Offer Conditions shall have occurred, as soon as practicable on the date the Offer is commenced, Purchaser shall file with the United States Securities and Exchange Commission (the "Commission") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-1") which will include, as exhibits, the Offer to Purchase and a form of letter of transmittal with respect to the Offer (collectively, together with any amendments and supplements thereto, the "Offer Documents"). Purchaser represents that the Offer Documents will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and all other applicable United States federal securities laws and, on the date filed with the Commission and on the date first published, sent or given to the Company's shareholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Purchaser with respect to information supplied by the Company for inclusion in the Schedule 14D-1 or Offer Documents. Purchaser further agrees to take all steps necessary to cause the Offer Documents to be filed with the Commission and to be disseminated to all holders of Company Shares and TOPrS, in each case as and to the extent required by applicable United States federal securities laws and any other applicable laws. Each of Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false and misleading in any material respect, and Purchaser further agrees to take all steps necessary to cause the Offer Documents, as so corrected, to be filed with the Commission and to be disseminated to holders of Company Shares and TOPrS, in each case as and to the extent required by applicable United States federal securities laws and any other applicable laws. The Company and its counsel shall be given the opportunity to review and comment on the Offer Documents before they are filed with the Commission. In addition, Purchaser agrees to provide the Company and its counsel in writing any comments Purchaser or its counsel may receive from time to time from the Commission or its staff with respect to the Offer Documents promptly after receipt of such comments.

  (d) Upon the terms of the Offer and subject to the Offer Conditions, Purchaser shall consummate the Offer and acquire all Tendered Securities properly tendered and not withdrawn (the "Closing") at the earliest time permitted under the Exchange Act and other applicable laws and as of which all of the Offer Conditions shall have been satisfied or waived by Purchaser. For purposes of this Agreement, the "Closing Date" shall be the date on which Purchaser shall acquire the Tendered Securities by means of the Offer. The Closing shall occur on the Closing Date at a place or places to be mutually agreed by the parties.

  Section 1.2 Company Stock Options. (a) As of the Closing, all outstanding options and other rights to acquire shares under the Company's 1993 Long-Term Stock Incentive Plan and the Company's Global Employee Stock Purchase Plan (each, as amended, an "Option Plan," together, the "Option Plans" and such options and other rights, "Stock Options") whether or not such Stock Options are then exercisable or vested, shall vest in full, and as soon as practicable after the Closing Date, but in any event within 5 Business Days thereafter, Purchaser shall pay to the holder of each outstanding Stock Option an amount in cash equal to the difference between the Share Offer Price and the exercise price per share of each such Stock Option, less applicable withholding taxes; except in the case of certain Italian and German executives identified by the Company in writing to Purchaser prior to the date hereof with respect to whom arrangements shall be made (subject to applicable law) as described on
Schedule 1.2 attached hereto. If and to the extent required by the terms of the Option Plans or the terms of any Stock Option granted thereunder, the Company shall use its best efforts to obtain the consent of each holder of outstanding Stock Options to the foregoing treatment of such Stock Options and to take any other action necessary to effectuate the foregoing provisions.

  (b) Except as provided in Section 1.2(a), the Option Plans shall terminate as of the Closing Date and any rights under any provisions in any other plan, program or arrangement (other than the option agreement (the "Option Agreement") dated as of November 15, 1993 between the Shareholder (or Purchaser as assignee of the Option Agreement) and the Company giving the Shareholder (or Purchaser as assignee of the Option Agreement) an option, subject to the fulfillment of certain conditions, to purchase all of the Priority Shares) providing for the issuance or grant by the Company of any interest in respect of the capital stock of the Company shall be canceled as of the Closing Date.

  (c) The Company hereby consents and agrees to the assignment and transfer by the Shareholder to Purchaser, at the Closing, of all rights and obligations of the Shareholder under the Option Agreement. Notwithstanding the provisions of
Section 9 of the Option Agreement, the Company acknowledges and agrees that the Option Agreement shall remain in full force and effect and be unaffected by the transactions contemplated by this Agreement and the Shareholders Agreement.

  Section 1.3 Company Actions. (a) The Company hereby consents to the Offer and represents that each of its Management Board and its Supervisory Board, in each case in accordance with the Company's articles of association and applicable law, has (i) determined that the Offer, upon the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, the Company's shareholders, the holders of the TOPrS and other relevant constituencies, its Subsidiaries, and the enterprises carried on by the Company and its Subsidiaries, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer, and (iii) resolved to recommend that the shareholders of the Company and the holders of the TOPrS accept the Offer and tender their Company Shares and TOPrS thereunder to Purchaser. Merrill Lynch International ("Merrill Lynch") has delivered to the Management Board and Supervisory Board of the Company its opinion that the Share Offer Price to be received by the holders of Company Shares pursuant to the Offer is fair to such holders from a financial point of view.

  (b) On the date the Offer is commenced, the Company shall promptly file with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9") which shall contain the recommendation referred to in clause (iii) of Section 1.3(a) hereof. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the Commission and to be disseminated to holders of Company Shares and TOPrS, in each case as and to the extent required by applicable United States federal securities laws and any other applicable laws. Each of the Company, on the one hand, and Purchaser, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the Commission and to be disseminated to holders of the Company Shares and TOPrS to the extent required by applicable United States federal securities laws. Purchaser and its counsel shall be given the opportunity to review the Schedule 14D-9 before it is filed with the Commission. In addition, the Company agrees to provide Purchaser and its counsel with any comments the Company or its counsel may receive from time to time from the Commission or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall provide Purchaser and its counsel an opportunity to participate, including by way of discussions with the Commission or its staff, in the response of the Company to such comments.

  (c) In connection with the Offer, the Company will promptly furnish or cause to be furnished to Purchaser mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Company Shares and of the TOPrS as of a recent date, and shall furnish Purchaser with such information and assistance as Purchaser or its agents may reasonably request in communicating the Offer to the holders of the Company Shares and of the TOPrS (including updates thereof). Except as is necessary to disseminate the Offer Documents and any other offering materials required to consummate the Offer, Purchaser agrees to hold in confidence the information contained in any such labels, lists and files, and to use the information contained in any such labels, lists and files only in connection with the Offer and, if this Agreement shall be terminated pursuant to Article V hereof, shall promptly return to the Company all copies and extracts of such information then in its possession or under its control, or the possession or control of its agents or representatives.

                                  ARTICLE II.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company hereby represents and warrants to Purchaser as follows:

  Section 2.1 Organization and Qualification. The Company is a limited liability company in the form of a "naamloze vennootschap" duly organized and validly existing under the laws of The Netherlands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect (as defined in Section 6.1(e)) with respect to the Company and its Subsidiaries, taken as a whole (a "Company Material Adverse Effect"). The Company has heretofore delivered to Purchaser true and complete copies of the articles of association, as amended to date, of the Company.

  Section 2.2 Capitalization. (a) (i) The authorized capital stock of the Company consists of (A) 75,000,000 shares, par value NLG 1.00 per share, of which 29,201,981 common shares are issued and outstanding and (B) 1,000 priority shares, par value NLG 1.00 per share, of which none are outstanding and (ii) the Financing Trust has 5,740,000 TOPrS issued and outstanding. The Company Shares set forth in Section 2.2 of the disclosure schedule provided by the Company and attached hereto and made a part hereof (the "Company Disclosure Schedule") and (i) identified thereon as "Company Option Shares" are reserved for issuance upon exercise of outstanding Stock Options granted to directors, officers and employees of the Company and its Subsidiaries pursuant to the Option Plans and (ii) identified thereon as "Company Conversion Shares", are reserved for future issuance upon conversion of outstanding TOPrS. No Company Shares are held in the treasury of the Company. No additional shares of capital stock of the Company are issued or outstanding or reserved for issuance (except for Company Shares issued upon exercise of Stock Options granted as aforesaid and Company Shares reserved for issuance upon conversion of TOPrS), and except as set forth in Section 2.2 of the Company

Disclosure Schedule, no options or other rights to purchase or otherwise acquire shares of capital stock of the Company have been issued or granted. Except as set forth above in this paragraph, no shares of capital stock or other equity or voting securities or equivalents of the Company are issued, reserved for issuance or outstanding. All of the outstanding shares of capital stock of the Company are, and all shares thereof which may be issued upon exercise of Stock Options will upon issuance be, duly authorized, validly issued and fully paid, and free of any preemptive rights except to the extent provided in the Company's articles of association.

  (b) Except as set forth in Section 2.2 of the Company Disclosure Schedule,
(i) no bonds, debentures, notes or other indebtedness or obligations of the Company or any of its Subsidiaries entitling the holders thereof to vote (or which are convertible into, or exercisable or exchangeable for, securities entitling the holders thereof to vote) with the shareholders of the Company or any of its Subsidiaries on any matter are authorized, issued, reserved for issuance or outstanding, (ii) there are no options, warrants, calls, subscriptions, convertible or exchangeable securities, or other rights, agreements or commitments of any character obligating the Company or any of its Subsidiaries to grant, issue, transfer or sell, or cause to be granted, issued, transferred or sold, any shares of capital stock or any other equity or voting security or equity or voting interest (or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any of the foregoing securities or interests), of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, issue, extend or enter into any right, agreement or commitment with respect to the foregoing, (iii) there are no obligations (absolute, contingent or otherwise) of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, or other equity or voting security or equity or voting interest, of the Company or any of its Subsidiaries and (iv) other than this Agreement, there are no voting trusts, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock, or any other equity or voting security or interest, of the Company or any of its Subsidiaries.

  Section 2.3 Subsidiaries. (a) Each of the Subsidiaries of the Company is duly formed and validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Subsidiary of the Company is duly qualified or licensed to do business and, to the extent applicable, is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not be reasonably likely to have a Company Material Adverse Effect. Except as set forth in Section 2.3 of the Company Disclosure Schedule, the respective certificates of incorporation and by-laws and other organizational documents of the Subsidiaries of the Company do not contain any provision limiting or otherwise restricting the ability of the Company to control such Subsidiaries. The Company has heretofore made available to Purchaser true and complete copies of the respective certificates of incorporation and by-laws or other organizational documents of the Subsidiaries of the Company.

  (b) Section 2.3 of the Company Disclosure Schedule lists all of the Subsidiaries of the Company. All of the outstanding shares of capital stock of, or other equity interests in, each of the Subsidiaries of the Company are duly authorized and validly issued and, in the case of shares of capital stock, are fully paid and, to the extent applicable, nonassessable and free of any preemptive rights, and, except as set forth in Section 2.3 of the Company Disclosure Schedule, all such shares or other equity interests are owned directly or indirectly by the Company free and clear of all liens, security interests, claims, pledges, rights of first refusal, limitations on voting rights, charges or other encumbrances of any nature whatsoever. No shares of capital stock of any of Company's Subsidiaries are reserved for issuance, except to the Company or another wholly-owned Subsidiary of the Company. There are no outstanding options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments contingent or otherwise relating to the capital stock of any Subsidiary of the Company pursuant to which such Subsidiary is or may become obliged to issue any shares of capital stock of such Subsidiary or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of such Subsidiary, other than such rights granted to the

Company or a wholly-owned Subsidiary of the Company. There are no material restrictions of any kind which prevent the payment of dividends or the making of distributions by any of the Company's Subsidiaries.

  Section 2.4 Authorization, Validity and Enforceability. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors generally, and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

  Section 2.5 No Conflict or Violation. Subject to making the filings and obtaining the approvals identified in Section 2.6, except as set forth in
Section 2.5 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby will not (a) conflict with or violate the articles of association, certificate of incorporation, bylaws, partnership agreement or other charter or organization document of the Company or any of its Subsidiaries, (b) conflict with or violate any law, statute, rule, regulation, order, judgment, writ, injunction or decree applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (c) result in a violation or breach of or constitute a default under (or an event which with the giving of notice or the lapse of time or both would constitute a default under), require any consent, approval or authorization under, result in the loss of a benefit or result in any provision becoming applicable or effective under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries may be bound or affected, except in the case of each of clauses (b) and (c) for any such filings, permits, consents or approvals or conflicts, violations, breaches, defaults or other occurrences which would not be reasonably likely to have a Company Material Adverse Effect, prevent or delay beyond the Expiration Date the Company from consummating the transactions contemplated hereby.

  Section 2.6 Consents and Approvals. The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby will not, require the Company to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, except (a) as more specifically described in Section 2.6 of the Company Disclosure Schedule for (i) applicable requirements, if any, of the Exchange Act and securities or "blue sky" laws of the states of the United States ("Blue Sky Laws"), (ii) the pre-merger notification and reporting requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (iii) the prior notification and reporting requirements of the European Community pursuant to Council Regulation 4064/89, as amended as well as any other anti-trust filings/notifications which must or may be effected at the national level in countries having jurisdiction, (iv) the notification requirements under the Competition Act (Canada) (the laws, statutes or regulations described in clauses (ii), (iii) and (iv), collectively, the "Antitrust Laws"), (v) the voluntary notification under
Section 721 of the Defense Production Act of 1950, as amended ("Exon-Florio") and (vi) any filing required to be made with the Australian Foreign Investment Review Board and (b) where the failure to obtain such consents, approvals, authorizations and permits, or to make such filings or notifications, would not be reasonably likely to have a Company Material Adverse Effect or prevent or delay beyond the Expiration Date the Company from consummating the transactions contemplated hereby.

  Section 2.7 SEC Documents and Financial Statements. (a) Since January 1, 1996, the Company has filed all forms, reports, statements and other documents required to be filed by it with the Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act (such forms, reports, statements and other documents are hereinafter referred to as the "Company SEC Documents"). None of the Company SEC Documents, (if amended or superseded by a filing prior to the date of this Agreement, then as so amended), contains, and no Company SEC Documents filed with the Commission on or subsequent to the date of this Agreement will contain, any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. All of the Company SEC Documents have complied and each Company SEC Document filed with the Commission on or subsequent to the date of this Agreement will comply in each case in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder.

  (b) The financial statements of the Company (including, in each case, any related notes or schedules thereto) contained or incorporated by reference in the Company SEC Documents filed prior to the date of this Agreement (i) have been prepared in accordance with the published rules and regulations of the Commission and United States generally accepted accounting principles, consistently applied ("GAAP") except as indicated in the notes thereto and
(ii) present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its Subsidiaries as of the respective dates or for the respective periods set forth therein (subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments).

  (c) Except as set forth in Section 2.7 of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities
(i) reserved on, or disclosed or reflected in, the Company's audited balance sheet (including any related notes and schedules thereto) for the fiscal year ended December 31, 1997 included in the Company's annual report on Form 20-F for such fiscal year, (ii) incurred in the ordinary course of business since December 31, 1997, (iii) incurred in accordance with this Agreement or the transactions contemplated hereby or (iv) which would not be reasonably likely to have a Company Material Adverse Effect.

  Section 2.8 Absence of Certain Changes. From December 31, 1997 until the date hereof, (a) there has not occurred any event, change or development which has had or would be reasonably likely to have a Company Material Adverse Effect and (b) except as disclosed in the Company SEC Documents or Section 2.8 of the Company Disclosure Schedule, and except for the performance of this Agreement and the transactions contemplated hereby, the Company and its Subsidiaries have:

  (i) conducted its business and operations only in the ordinary course of business consistent with past practices;

  (ii) used reasonable efforts to preserve intact the business organizations, rights, licenses, permits and franchises of the Company and its Subsidiaries, maintain their existing relationships with customers, suppliers and other Persons having business dealings with them and keep available the services of its officers and employees;

  (iii) used reasonable efforts to keep in full force and effect adequate insurance coverages and maintain and keep its properties and assets in good repair, working order and condition, normal wear and tear excepted;

  (iv) not amended or modified its articles of association, certificate of incorporation, by-laws or comparable governing documents;

  (v) not authorized for issuance, issued, sold, granted, delivered, pledged or encumbered or agreed or committed to issue, sell, grant, deliver, pledge or encumber (to or with any party other than the Company and any of its wholly-owned Subsidiaries) any shares of any class or series of capital stock of the Company or any of its Subsidiaries or any other equity or voting security or equity or voting interest of the Company or any of its Subsidiaries, any securities convertible into or exercisable or exchangeable for any such shares, securities or interests, or any options, warrants, calls, commitments, subscriptions or rights to purchase or acquire any such shares, securities or interests (other than issuances of Company Shares (i) upon exercise of outstanding Stock Options granted to directors, officers, employees and consultants of the Company in accordance with the Option Plans as currently in effect and (ii) pursuant to conversion of the TOPrS);

  (vi) except for conversion of the TOPrS in accordance with their terms, (i) split, combined or reclassified any shares of its capital stock or issued or authorized or proposed the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, (ii) in the case of the Company or any Subsidiary of the Company that is not wholly-owned by the Company, declared, set aside or paid any dividends on, or made other distributions in respect of, any capital stock or (iii) repurchased, redeemed or otherwise acquired, or agreed or committed to repurchase, redeem or otherwise acquire, any shares of capital stock or other equity or debt securities or equity interests of the Company or any of its Subsidiaries (other than to fulfill its obligations under the Option Plans as currently in effect);

  (vii) not amended or otherwise modified the terms of any Stock Options or any Option Plan the effect of which was to make such terms more favorable to the holders thereof or Persons eligible for participation therein, or reserved any additional Company Shares for issuance under any such Plan;

  (viii) except as required by law or existing written agreements, entered into, adopted or materially amended any incentive, compensation, option or severance plan or arrangement (including, without limitation, any Benefit
Plan) for the benefit or welfare of any current or former director, officer or employee of the Company or any of its Subsidiaries, or (except for normal increases in the ordinary course of business that are consistent with past practices) increased the compensation or benefits of any persons or pay any benefit not required by any existing plan and arrangement;

  (ix) not acquired or agreed to acquire (by merger, consolidation, acquisition of stock or assets or otherwise) from any Person, any corporation, partnership, joint venture, association or other business organization or division thereof or otherwise acquired or agreed to acquire any assets of another Person other than the purchase of assets in the ordinary course of business consistent with past practice or in an aggregate amount of less than $5,000,000;

  (x) not sold, leased, licensed, encumbered or otherwise disposed of, or agreed to sell, lease, license, encumber or otherwise dispose of, any material properties or assets of the Company or any of its Subsidiaries, except as intercompany transactions between the Company and any of its wholly-owned Subsidiaries or in transactions with any other Person in the ordinary course of business, consistent with past practice and in an aggregate amount of less than $5,000,000.

  (xi) not made any material change in any of its accounting or financial reporting methods, principles or practices, except as may be required by GAAP;

  (xii) except in the ordinary course of business consistent with past practices, not amended, modified or terminated any Material Contract required to be listed in Section 2.16 of the Company Disclosure Schedule (other than in response to Section 2.16(a)(iii) thereof) or waived, released or assigned any material rights or claims thereunder;

  (xiii) not adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

  (xiv) not made any loans, advances or capital contributions to any Person other than as required by existing agreements or in the ordinary course of business consistent with past practice; or

  (xv) not agreed or committed in writing or otherwise to do or, in the case of clauses (i) through (iii), to do anything inconsistent with, any of the foregoing.

  (c) For purposes of this Section 2.8 and Section 4.1, the term "wholly-owned Subsidiary" shall be deemed to include Subsidiaries of the Company of which the Company owns at least 99% of the outstanding capital stock or other equity interests.

  Section 2.9 Litigation. Except as disclosed in Section 2.9 of the Company Disclosure Schedule, as of the date hereof there is no action, suit, claim, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries by or before any court, other Governmental Entity or arbitrator which, if determined adversely to the Company and its Subsidiaries would be reasonably likely to have a Company Material Adverse Effect or prevent or delay beyond the Expiration Date consummation of the transactions contemplated hereby. Except as disclosed in the Company SEC Documents, the Company is not subject to any order, writ, injunction, judgment, decree or award which would be reasonably expected to have a Company Material Adverse Effect or to prevent or delay beyond the Expiration Date consummation of the transactions contemplated hereby.

  Section 2.10 Compliance. Except as set forth in Section 2.10 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in conflict with, or in default or in violation under, (a) its respective articles of association, certificate of incorporation, bylaws, or other charter or organization documents, (b) any law, statute, rule or regulation applicable to it or any of its respective properties or assets or (c) as of the date hereof, any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which its assets may be bound, except for any such conflicts, defaults or violations which (i) would not be reasonably expected to prevent or delay beyond the Expiration Date the consummation of the transactions contemplated hereby and (ii) would not be reasonably likely to have a Company Material Adverse Effect. The Company and its Subsidiaries hold all licenses, permits, approvals and other authorizations of Governmental Entities, and are in substantial compliance with all applicable laws and governmental regulations in connection with their businesses as now being conducted, except for such matters as would not be reasonably likely to have a Company Material Adverse Effect.

  Section 2.11 Employee Benefit Plans. (a) For purposes of this Agreement, "Benefit Plans" shall mean all employee benefit plans, agreements and programs, and management employment agreements (including any "employee benefit plan" within the meaning of Section 3(3) of ERISA) maintained or contributed to by (or with respect to which there is an obligation to contribute by) the Company or any of its Subsidiaries or any organization which, together with the Company and/or any such Subsidiary, would be treated as a "single employer" within the meaning of Section 414(b) or (c) of the Internal Revenue Code of 1986, as amended (the "Code"), for the benefit of any employee or former employee of the Company or any of its Subsidiaries or to which the Company or any such Subsidiary or organization is a party. Section 2.11(a) of the Company Disclosure Schedule sets forth a list of each material Benefit Plan. No Benefit Plan is a multiemployer plan as defined in Section 4001(a)(3) or 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and subject thereto.

  (b) With respect to each material Benefit Plan, the Company has made available to Purchaser (i) true and complete copies of any written plan document relating thereto and any description thereof, (ii) the most recent determination or opinion issued by the U.S. Internal Revenue Service, if applicable, and (ii) the most recent U.S. Internal Revenue Service Form 5500 filings, if applicable.

  (c) Except as set forth in Section 2.11(c) of the Company Disclosure Schedule, and except where a failure to do so would not be reasonably likely to have a Company Material Adverse Effect, (i) each Benefit Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws,
(ii) each Benefit Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable determination from the U.S. Internal Revenue Service as to its qualified status and, to the knowledge of the Company, no event has occurred and no condition exists which would be reasonably likely to result in the revocation of any such determination, and
(iii) no Benefit Plan covered by Title IV of ERISA has been terminated and no proceedings have been instituted to terminate or appoint a trustee to administer any such plan. Solely for purposes of this Section 2.11(c), the term "Benefit Plan" shall include Benefit Plans no longer in effect, but which were in effect at any time after January 1, 1992, or, as to any Subsidiary acquired after such date, after the date such Subsidiary was acquired.

  Section 2.12 Labor Matters. Except as set forth in Section 2.12 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union contracts applicable to any Person employed by the Company or any of its Subsidiaries. As of the date hereof, there is no pending or, to the knowledge of the Company, threatened material labor dispute, strike or work stoppage against the Company or any of its Subsidiaries which would be reasonably likely to have a Company Material Adverse Effect. Neither the Company nor its Subsidiaries, nor their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or its Subsidiaries which would be reasonably likely to have a Company Material Adverse Effect. As of the date hereof, there is no pending or, to the knowledge of the Company, threatened charge or complaint against the Company or its Subsidiaries by the National Labor Relations Board or any comparable state or foreign governmental agency which, if adversely determined, would be reasonably likely to have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance in all material respects with all applicable laws and regulations respecting employment, employment practices, labor relations, employment discrimination, sexual harassment, employment termination, safety and health, wages, hours and terms and conditions of employment. As of the date hereof, there is no pending or, to the knowledge of the Company, threatened grievance alleging a violation of any collective bargaining agreement or other labor union contract which, if adversely determined, would be reasonably likely to have a Company Material Adverse Effect. To the knowledge of the Company, the Company and its Subsidiaries have complied and are complying in all material respects with the terms and conditions of any collective bargaining or other labor union contracts applicable to it or them.

  Section 2.13 Tax Matters. (a) For purposes of this Agreement: (i) "Taxes" means any taxes, charges, fees, levies, or other assessments imposed by any Governmental Entity, including all net income, gross income, sales and use, value added, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, business and occupation, disability, employment, payroll, license, estimated or withholding taxes or charges imposed by any Governmental Entity, and includes any interest and penalties on or additions to any such taxes; and (ii) "Tax Return" means a report, return or other statement required to be supplied to a Governmental Entity with respect to Taxes.

  (b) Except as set forth in Section 2.13(b) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has, or has caused to be, timely filed or will timely file on or prior to the Closing Date all Tax Returns required to be filed by, or which include, the Company and its Subsidiaries, that are due on or prior to the Closing Date and except as provided in Section 2.13(c), has, or has caused to be, paid, or will pay on or prior to the Closing Date, all taxes owed by the Company and its Subsidiaries for periods ending on or prior to the Closing Date, in each case except where failure to so file or so to pay would not be reasonably likely to have a Company Material Adverse Effect.

  (c) Each of the Company and, where applicable, its Subsidiaries has established on its books and records reserves adequate to pay all unpaid Taxes of the Company or such Subsidiary, as the case may be, in accordance with and to the extent required by GAAP, which reserves are reflected on the most recent consolidated financial statements of the Company and its Subsidiaries contained in the Company SEC Documents.

  Section 2.14 Properties. Section 2.14 of the Company Disclosure Schedule contains a true and complete list of all real properties owned and all real properties leased by the Company or any of its Subsidiaries, and identifies the relevant owner or lessee thereof, as the case may be. Each of the Company and its Subsidiaries has good and marketable title to all real properties owned by it or a valid and subsisting leasehold interest in all real properties not owned but used or occupied by it (collectively, the "Company Properties"), in each case free and clear of any mortgage, security interest, deed of trust, encumbrance or other lien, except (a) as reflected in the consolidated financial statements of the Company and its Subsidiaries contained in the Company SEC Documents, (b) for any mortgage, security interest, deed of trust, encumbrance or other lien arising by reason of (i) Taxes, not yet delinquent or which are being contested in good faith, (ii) deposits to secure public or statutory obligations in lieu of surety or appeal bonds entered into in the ordinary course of business and (iii) operation of law in favor of carriers, warehousemen, landlords, mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof (collectively, "Permitted Liens"), (c) for any mortgage, security interest, deed of trust, encumbrance or other lien as would not be reasonably likely to have a Company Material Adverse Effect or (d) as set forth in
Section 2.14 of the Company Disclosure Schedule. Except as set forth in
Section 2.14 of the Company Disclosure Schedule, there are no pending or, to the knowledge of the Company, threatened condemnation proceedings against or affecting any material Company Properties, and none of the material Company Properties is subject to any commitment or other arrangement for its sale to a third party other than in the ordinary course of business.

  Section 2.15 Environmental Matters. (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means petroleum, petroleum by-products, polychlorinated biphenyls and any other chemicals, materials, substances or wastes which are currently defined or regulated as "hazardous substances," "hazardous materials," "hazardous wastes," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "toxic air pollutants," "pollutants," or "contaminants" or words of similar meaning in any language under any Environmental Law; and (ii) "Environmental Law" means any law, order, regulation, decree, permit, license, ordinance, or other foreign, federal, state or local governmental requirement relating to pollution, the protection of human health and the environment, the discharge or release of Hazardous Substances into the environment, or the exposure to Hazardous Substances in the work place which regulates the conduct of the Company and its Affiliates.

  (b) Except as described in Section 2.15 of the Company Disclosure Schedule or as would not be reasonably likely to have a Company Material Adverse
Effect: (i) neither the Company nor any of its Subsidiaries is in violation of, or subject to any claim, order, judgment or consent decree under, any applicable Environmental Law; (ii) since 1993 and, with respect to periods prior thereto to the best of the Company's knowledge, there have been no releases of material quantities of Hazardous Substances or other conditions or occurrences at any of the properties currently owned or leased by the Company or any of its Subsidiaries, or in connection with the business or operations of the Company and its Subsidiaries, that would be reasonably likely to give rise to liability under any applicable Environmental Law; (iii) neither the Company nor any of its Subsidiaries has been notified by a Governmental Entity that it is liable under applicable Environmental Laws for releases of Hazardous Substances at any off-site location to which the Company or any of its Subsidiaries sent Hazardous Substances for disposal; and (iv) the Company and each of its Subsidiaries holds, and is in compliance with, all permits, licenses and other authorizations required under any applicable Environmental Law.

  Section 2.16 Material Contracts and Commitments. (a) Section 2.16 of the Company Disclosure Schedule contains a true and complete list of the following contracts or agreements of the Company or any of its Subsidiaries (such contracts or agreements, "Material Contracts"), each as of the date hereof:

  (i) agreements with respect to joint ventures, consortiums or joint development arrangements having annual revenues in excess of $5,000,000;

  (ii) loan agreements, notes, bonds, debentures, debt instruments, evidences of indebtedness, debt securities, or other contracts relating to any financial indebtedness of the Company or any of its Subsidiaries in an amount in excess of $5,000,000, or that obligate the Company or any of its Subsidiaries to pledge, encumber or restrict assets in an amount in excess of $5,000,000, or that provide the direct or indirect guaranty or suretyship by the Company or any of its Subsidiaries of any indebtedness of a third party;

  (iii) contracts by which the Company or any of its Subsidiaries has committed to extend credit to third parties (other than pursuant to ordinary course trade payment terms);

  (iv) contracts that limit or restrict the ability of the Company or any of its Subsidiaries to compete or otherwise to conduct business in any material manner or place;

  (v) contracts with Shareholder or its Affiliates requiring aggregate payments still to be made in excess of $5,000,000, or that have been entered into other than in the ordinary course of business or on other than arm's length terms;

  (vi) any guaranty, surety bond or letter of credit with a face value in excess of $5,000,000, guaranteeing a performance or payment obligation of the Company or a Subsidiary; and

  (vii) contracts with directors and officers of the Company and its Subsidiaries and any of their Affiliates (other than contracts with the Shareholders and its Affiliates).

  (b) The Company has heretofore made available to Purchaser true and complete copies of the contracts required to be set forth in Section 2.16 of the Company Disclosure Schedule. Except as set forth in Section 2.16 of the Company Disclosure Schedule, as of the date hereof, each such contract is valid and binding in accordance with its terms, and is in full force and effect, neither the Company nor any of its Subsidiaries is in default in any material respect with respect to any such contract, nor, to the knowledge of the Company, does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder or permit any other party thereto to terminate such contract. Except as set forth in Section 2.16 of the Company Disclosure Schedule, as of the date hereof, no party has given any written notice of termination or cancellation of any such contract or that it intends to assert a breach of, or seek to terminate or cancel, any such contract, whether as a result of the transactions contemplated by this Agreement or otherwise.

  Section 2.17 Intellectual Property. (a) As used herein "Intellectual Property" means inventions, patents, patent applications (pending or otherwise), copyrights, service marks, trademarks, trade names, brand names, and registrations or applications for registration of any of the foregoing; and trade secrets, know-how, and the intellectual property rights subsisting in computer software and databases.

  (b) Section 2.17(b) of the Company Disclosure Schedule contains a list of the material patents and registered trademarks, and pending applications therefor, owned by the Company and its Subsidiaries as of the date hereof.
Section 2.17(b) of the Company Disclosure Schedule contains a list of all material Intellectual Property licensed by the Company or any of its Subsidiaries from any Person as of such date and a list of all material Intellectual Property licensed by any Person from the Company or any of its Subsidiaries as of such date. Except as set forth in Section 2.17(b) of the Company Disclosure Schedule and except as would not be reasonably likely to have a Company Material Adverse Effect, the Company or its Subsidiaries have
(i) good and marketable title (free and clear of liens or encumbrances of any kind) to and (ii) the exclusive right to sell, transfer, assign and license all right, title and interest in and to the Intellectual Property listed as being owned by the Company and its Subsidiaries in Section 2.17(b) of the Company Disclosure Schedule. Except as set forth in Section 2.17(b) of the Company Disclosure Schedule and except as would not be reasonably likely to have a Company Material Adverse Effect, the Intellectual Property listed as being owned by the Company and its Subsidiaries in Section 2.17(b) of the Company Disclosure Schedule has been duly registered to the extent applicable with, filed in, or issued by the appropriate governmental agency in each appropriate jurisdiction, such registration, filing and issuance remains in full force and effect and to the knowledge of the Company no claim adverse to the interests of the Company or its Subsidiaries has been asserted, in litigation or otherwise with respect to such Intellectual Property. Except as set forth in Section 2.17(b) of the Company Disclosure Schedule and except as would not be reasonably likely to have a Company Material Adverse Effect, the Company and its Subsidiaries have performed all material obligations required to be performed by them, and are not in default under any license or other agreement granting them the right to use, or otherwise relating to, material Intellectual Property.

  (c) Except as set forth in Section 2.17(c) of the Company Disclosure Schedule and except as would not be reasonably likely to have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has received, as of the date hereof, any notice to the effect, or has knowledge, that any of its Intellectual Property or the use thereof by the Company or any of its Subsidiaries or the products or conduct of the business of the Company or its Subsidiaries infringes the intellectual property rights of any Person; (ii) to the best of the Company's knowledge, no source code relating to computer software owned by the Company or any of its Subsidiaries has been made available to any Person other than pursuant to escrow or similar arrangements identified in Section 2.17(c) of the Company Disclosure Schedule;
(iii) with respect to Intellectual Property comprising trade secrets, know-how and other confidential information, neither the Company nor any of its Subsidiaries has disclosed any such information to any Person, other than pursuant to the terms and conditions of written confidentiality agreements which, to the knowledge of the Company, are valid and enforceable in accordance with their respective terms; and (iv) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any agreements of the Company or its subsidiaries regarding Intellectual Property.

  (d) Except as set forth in Section 2.17(d) of the Company Disclosure Schedule and except as could not reasonably be expected to have a Company Material Adverse Effect, the operation of the Company and its Subsidiaries as presently conducted requires no rights under Intellectual Property other than rights under Intellectual Property owned by or licensed to the Company or its Subsidiaries.

  Section 2.18 Opinion of Financial Advisor. The Company has received the opinion of Merrill Lynch to the effect that, as of the date hereof, the Share Offer Price to be received by the holders of Company Shares pursuant to the Offer is fair to such holders from a financial point of view, and a complete and correct executed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Purchaser.

  Section 2.19 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates, other than Merrill Lynch, the fees and expenses of which shall be paid in full by the Company. The Company has heretofore furnished to Purchaser a true and complete description of the agreement between the Company and Merrill Lynch relating to the transactions contemplated hereby, including the terms regarding payment and all amounts payable by the Company thereunder.

  Section 2.20 Guarantees. Set forth in Section 2.20 of the Company Disclosure
Schedule is a list of all guarantees, performance bonds, indemnities and other obligations (collectively, the "Guarantees") provided, or caused to be provided, by Shareholder or any of its Affiliates to or on behalf of the Company or any of its Subsidiaries as of the date hereof.

  Section 2.21 Schedule 14D-9 and Schedule 14D-1. None of the information supplied by the Company or its Subsidiaries for inclusion or incorporation by reference in the documents pursuant to which the Offer will be made, including the Schedule 14D-1 and the Offer to Purchase will, at the time the Offer to Purchase is filed with the Commission, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstance under which they are made, not misleading. None of the information in the Schedule 14D-9, at the time the
Schedule 14D-9 is filed with the Commission, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made with respect to any information with respect to the Purchaser or its officers, directors or Affiliates, provided to the Company by Purchaser in writing for inclusion in Schedule 14D-9. The Schedule 14D-9 will comply in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws.

                                 ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

  Purchaser hereby represents and warrants to the Company as follows:

  Section 3.1 Organization and Qualification. Purchaser is a corporation duly organized and validly existing under the laws of the Netherlands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Purchaser is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect with respect to Purchaser and its Subsidiaries, taken as a whole (a "Purchaser Material Adverse Effect").

  Section 3.2 Authorization, Validity and Enforceability. Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Purchaser of its respective obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors generally, and by general principles of equity, regardless of whether such equitable principles are applied in a proceeding at law or in equity.

  Section 3.3 No Conflict or Violation. Subject to making the filings and obtaining the approvals identified in Section 3.4, the execution and delivery of this Agreement by Purchaser does not, and the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby will not (a) conflict with or violate the articles of association, certificate of incorporation, by-laws, partnership agreement or other charter or organization document of Purchaser or any of its material Subsidiaries, (b) conflict with or violate any law, statute, rule, regulation, order, judgment, writ, injunction or decree applicable to Purchaser or any of its Subsidiaries or any of its properties or assets or (c) result in a violation or breach of or constitute a default under (or an event which with the giving of notice or the lapse of time or both would constitute a default under), require any consent, approval or authorization under, result in the loss of a material benefit or result in any provision becoming applicable or effective under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of its or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party or by which Purchaser or any of its Subsidiaries or any material property or asset of Purchaser or any of its Subsidiaries may be bound or affected, except in the case of each of clauses (b) and (c) for any such conflicts, violations, breaches, defaults or other occurrences which would not be reasonably likely to result in a Purchaser Material Adverse Effect or prevent or delay beyond the Expiration Date Purchaser from consummating the transactions contemplated hereby.

  Section 3.4 Consents and Approvals. The execution and delivery of this Agreement by Purchaser does not, and the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby will not require Purchaser to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, except (a) as more specifically described in Section 3.4 of the disclosure schedule provided by Purchaser and attached hereto and made a part hereof (the "Purchaser Disclosure Schedule"), for (i) applicable requirements, if any, of the Exchange Act and Blue Sky Laws, (ii) the prior notification and reporting requirements under Antitrust Laws, (iii) the voluntary notification under Exon-Florio, and (iv) any filing required to be made with the Australian Foreign Investment Review Board; and
(b) where the failure to obtain such consents, approvals, authorizations and permits, or to make such filings or notifications, would not be reasonably expected to constitute a Purchaser Material Adverse

Effect or prevent or delay beyond the Expiration Date Purchaser from consummating the transactions contemplated hereby.

  Section 3.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser, other than Credit Suisse First Boston, the fees and expenses of which shall be paid in full by Purchaser.

  Section 3.6 Financing. Purchaser has adequate cash resources available to consummate the Offer.

                                  ARTICLE IV.

                                   COVENANTS

  Section 4.1 Interim Operations. From the date of this Agreement until the Closing Date, except as set forth in Section 4.1 of the Company Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, unless Purchaser has consented thereto, the Company shall, and shall cause each of its Subsidiaries to:

    (a) conduct its business and operations only in the ordinary course of business consistent with past practices;

    (b) use reasonable efforts to preserve intact the business organizations, rights, licenses, permits and franchises of the Company and its Subsidiaries, maintain their existing relationships with customers, suppliers and other Persons having business dealings with them and keep available the services of its officers and employees;

    (c) use reasonable efforts to keep in full force and effect adequate insurance coverages and maintain and keep its properties and assets in good repair, working order and condition, normal wear and tear excepted;

    (d) not amend or modify its articles of association, certificate of incorporation, by-laws or comparable governing documents;

    (e) not authorize for issuance, issue, sell, grant, deliver, pledge or encumber or agree or commit to issue, sell, grant, deliver, pledge or encumber (to or with any party other than the Company and any of its wholly-owned Subsidiaries) any shares of any class or series of capital stock of the Company or any of its Subsidiaries or any other equity or voting security or equity or voting interest of the Company or any of its Subsidiaries, any securities convertible into or exercisable or exchangeable for any such shares, securities or interests, or any options, warrants, calls, commitments, subscriptions or rights to purchase or acquire any such shares, securities or interests (other than issuances of Company Shares (i) upon exercise of outstanding Stock Options granted to directors, officers, employees and consultants of the Company in accordance with the Option Plans as currently in effect (ii) pursuant to conversion of the TOPrS);

    (f) not, except for conversion of the TOPrS in accordance with their terms, (i) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, (ii) in the case of the Company or any Subsidiary of the Company that is not wholly-owned by the Company, declare, set aside or pay any dividends on, or make other distributions in respect of, any capital stock or (iii) repurchase, redeem or otherwise acquire, or agree or commit to repurchase, redeem or otherwise acquire, any shares of capital stock or other equity or debt securities or equity interests of the Company or any of its Subsidiaries (other than to fulfill its obligations under the Option Plans as currently in effect);

    (g) except as otherwise provided in this Agreement, not amend or otherwise modify the terms of any Stock Options or any Option Plan the effect of which would be to make such terms more favorable to the holders thereof or Persons eligible for participation therein; or reserve any additional Company Shares for issuance under any such Plan;

    (h) except as required by law or existing written agreements, enter into, adopt or materially amend any incentive, compensation, option or severance plan or arrangement (including, without limitation, any Benefit Plan) for the benefit or welfare of any current or former director, officer or employee of the Company or any of its Subsidiaries, or (except for normal increases in the ordinary course of business that are consistent with past practices) increase the compensation or benefits of any persons or pay any benefit not required by any existing plan and arrangement;

    (i) not acquire or agree to acquire (by merger, consolidation, acquisition of stock or assets or otherwise) from any Person, any corporation, partnership, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets of another Person other than the purchase of assets in the ordinary course of business consistent with past practice or in an aggregate amount of less than $5,000,000;

    (j) not, except as an intercompany transaction between the Company and any of its wholly-owned Subsidiaries, incur, assume, prepay or become liable for or guarantee any long term, or material short term, indebtedness (including draw-downs on letters or lines of credit, other than letters of credit in support of ordinary course transactions with trade creditors), refinance any such indebtedness or issue or sell any notes, bonds, debentures, debt instruments, evidences of indebtedness or other debt securities of the Company or any of its Subsidiaries or any options, warrants or rights to purchase or acquire any of the same, except for (i) advances, loans or other financial indebtedness, including refinancing of its existing lines of credit, in an aggregate amount (together with all other such financial indebtedness of the Company and its Subsidiaries outstanding) of net financial indebtedness at any time outstanding not exceeding $700,000,000; provided, however that any refinancing permitted above shall be (A) on commercially reasonable terms and (B) prepayable without penalty on no more than 90 days advance written notice and (ii) obtaining, extending or renewing existing guarantees, bonds and letters of credit issued by financial institutions in the ordinary course of business in an aggregate amount (together with all other such items outstanding) at any time outstanding not exceeding 1.25 times the aggregate amount of such guarantees, bonds and letters of credit outstanding as of June 25, 1998, which amount the Company represents to be $ 426.2 million.

    (k) not sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any properties or assets of the Company or any of its Subsidiaries, except as intercompany transactions between the Company and any of its wholly-owned Subsidiaries or in transactions with any other Person in the ordinary course of business, consistent with past practice and in an aggregate amount of less than $5,000,000.

    (l) not authorize or make any capital expenditures, other than capital expenditures (i) authorized or incurred in the ordinary course of business consistent with past practice during the period up to and including December 31, 1998 not exceeding, in the aggregate for the Company and all of its Subsidiaries, $15,000,000 and (ii) if the Closing Date has not occurred prior to January 1, 1999, authorized or incurred in the ordinary course of business consistent with past practice during any subsequent fiscal quarter of the Company, in each case not exceeding, in the aggregate for the Company and all of its Subsidiaries, $15,000,000;

    (m) not make any material change in any of its accounting or financial reporting methods, principles or practices, except as may be required by GAAP;

    (n) except in the ordinary course of business consistent with past practices, not amend, modify or terminate any Material Contract required to be listed in Section 2.16 of the Company Disclosure Schedule or waive, release or assign any material rights or claims thereunder or authorize, execute or deliver any agreement, arrangement or understanding that, if existing on the date hereof, would be included in Section 2.16 of the Company Disclosure Schedule (other than in response to Section 2.16(a)(iii) thereof);

    (o) not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

    (p) not take any action that would, or would be reasonably likely to, result in any of the Offer Conditions not being satisfied or the satisfaction of any of the Offer Conditions being delayed beyond the Expiration Date; and

    (q) not make any loans, advances or capital contributions to any Person other than as required by existing agreements or in the ordinary course of business consistent with past practice;

    (r) not agree or commit in writing or otherwise to do or, in the case of clauses (a) through (c), to do anything inconsistent with, any of the foregoing.

  For purposes of this Section 4.1, the term "wholly-owned Subsidiary" shall be deemed to include any Subsidiary of which the Company or any such Subsidiary owns at least 99% of the outstanding capital stock or other equity interests.

  Section 4.2 No Solicitation. (a) Prior to the Closing Date, the Company agrees that neither it nor any of its Subsidiaries shall, nor shall the Company nor any of its Subsidiaries authorize or permit any of their respective Representatives (as defined below) or Affiliates to, directly or indirectly, (a) solicit, initiate, encourage, or take any other action to facilitate, any inquiry or the making of any proposal or offer (i) with respect to or that could reasonably be expected to result in any acquisition or sale of all or any significant portion of the assets of, or any equity interest in (whether newly-issued equity interests or outstanding equity interests), the Company or any of its Subsidiaries or any tender offer (including a self tender offer) or exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of the Company's Subsidiaries (each such proposal or offer, an "Acquisition Proposal") or (ii) which could reasonably be expected to impede, frustrate, prevent, delay or nullify any of the transactions contemplated by this Agreement or to materially diminish the benefits to Purchaser of the transactions contemplated by this Agreement, (b) take any action to enter into an agreement for the sale or other disposition by the Company or any of its Subsidiaries of any significant portion of the assets of or a sale of shares of capital stock whether by merger or other business combination or tender or exchange offer or (c) enter into or participate in any discussions or negotiations regarding any of the foregoing, or in the furtherance of any inquiries regarding any of the foregoing, or furnish to any other Person (other than Purchaser and its Representatives) any information with respect to its business, properties or assets or any of the foregoing; provided that the foregoing clauses (a), (b) and (c) shall not prohibit the Company's Supervisory Board or Management Board from (i) furnishing information concerning the Company and its business, properties or assets to a third party who has made a bona fide written transaction proposal to acquire all of the outstanding Company Shares and TOPrS or all of the assets of the Company and its Subsidiaries, which is not subject to any material contingencies relating to financing (it being acknowledged that a highly confident letter or commitment letter shall not be deemed to have resolved any such material contingency), in response to a request for such information, pursuant to a confidentiality agreement on terms no less favorable to the Company than the Confidentiality Agreement dated July 2, 1998 between Purchaser and the Company (the "Confidentiality Agreement"), so long as neither such request for information nor such transaction proposal was solicited, initiated, encouraged or facilitated in violation of clause (a) above, (ii) engaging in discussions or negotiations with such a third party who has made such a transaction proposal or (iii) following receipt of such a transaction proposal, taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or disclosing to its shareholders information required by Schedule 14D-9; provided, further, that any such action referred to in the foregoing clauses (i), (ii) and (iii) may be taken by the Company only if its Management Board or Supervisory Board, as applicable, shall have concluded in good faith and on the basis of advice (x) from the Company's financial advisors, that such transaction proposal involves consideration to the holders of Company Shares and TOPrS that is superior to the Offer Consideration and is otherwise superior to the Offer ("Superior Proposal"), and (y) from independent outside counsel that failure to take such action would constitute a breach of the fiduciary duties of such Boards under Dutch Law; and provided, further, that the Company shall not, and shall not authorize or permit any other such Persons to, take any of the foregoing actions referred to in clauses (i) through (iii) until after providing prior written notice to Purchaser. If the Company or its Representatives or Affiliates or the Company's Supervisory Board or Management Board receives any request for information or an inquiry, proposal or offer relating to any of the foregoing, then the Company shall orally (as promptly as practicable and no later than one day) and in writing (as promptly as practicable) inform Purchaser of the terms and conditions of such proposal, inquiry or offer and the identity of the Person making it. The Company agrees that it will and will cause its Affiliates and their respective Representatives to immediately cease and cause to be terminated any activities, discussions or negotiations existing at the date hereof with any parties conducted heretofore with respect to any of the foregoing. The Company agrees that it will take the necessary steps to promptly inform its Representatives of the obligations undertaken in this Section.

  (b) Immediately following the execution of this Agreement, the Company shall request each Person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return all confidential information heretofore furnished to such Person by or on behalf of the Company. Neither the Management Board nor the Supervisory Board of the Company shall, except as expressly permitted by this Agreement (A) withdraw or modify, in any manner adverse to Purchaser, or take any public position inconsistent with, their approval and recommendation of the Offer or the Acquisition Agreement or (B) approve or recommend any Acquisition Proposal and shall not resolve to do any of the foregoing.

  Section 4.3 Access to Information. From the date of this Agreement until the Closing Date, upon reasonable prior notice, the Company shall, and shall cause each of its Subsidiaries, Affiliates and Representatives to, give Purchaser and its Representatives reasonable access, during normal business hours, to the executive officers and employees and the books, records, contracts, commitments, properties, offices, plants and other facilities of the Company and its Subsidiaries; provided that the requirements of this section shall not apply to, and the Company shall not be required to provide access to, books, records, contracts, commitments or other information in the possession or control of the Company or any of its Subsidiaries which pertains solely to business operations of the Shareholder or any of its Affiliates. Any investigation of the Company and its Subsidiaries by Purchaser and its Representatives shall not affect the representations and warranties made by the Company in this Agreement or limit or discharge the obligations of the Company pursuant to Section 4.4 of this Agreement. The Company shall furnish promptly to Purchaser (a) a copy of each report, schedule, registration statement and other document filed by it or its Subsidiaries during such period pursuant to the requirements of the Securities Act, Exchange Act and Blue Sky Laws and (b) all other information concerning its or its Subsidiaries' business, properties, and personnel as Purchaser may reasonably request.

  Section 4.4 Notice of Certain Matters. The Company shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event which would cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement contained in this Agreement or any Offer Condition not to be complied with or satisfied in any material respect, (b) any failure of the Company or of Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect, and (c) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; provided that the delivery of any such notice shall not limit or otherwise affect any representations and warranties contained herein or the remedies available hereunder to the party receiving such notice.

  Section 4.5 Further Actions. (a) Each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all actions, do or cause to be done all things necessary, proper or advisable under applicable laws and regulations, and fully cooperate with and provide reasonable assistance to the other and its Representatives, as may be required to consummate the transactions contemplated hereby as promptly as practicable, including (i) making all filings, applications, notifications, reports, submissions and registrations with, and obtaining all consents, approvals, authorizations or permits of, Governmental Entities or other Persons or entities necessary for the consummation of the transactions contemplated hereby, including pursuant to Antitrust Laws, Exon-Florio, the Exchange Act, Blue Sky Laws, labor laws and regulations, foreign investment laws and regulations and other applicable laws and regulations in effect in the United States, the European

Community, The Netherlands or any other jurisdiction, and (ii) taking such actions and doing such things as the other party hereto may reasonably request in order to cause any of the Offer Conditions to be fully satisfied. Prior to making any application to or filing with any Governmental Entity or other Person or entity in connection with this Agreement, the Company, on the one hand, and Purchaser, on the other hand, shall provide the other with drafts thereof and afford the other a reasonable opportunity to comment on such drafts.

  (b) Without limiting the generality of the foregoing, each of Purchaser and the Company agrees to cooperate and use all commercially reasonable efforts vigorously to contest and resist any action, suit, proceeding or claim, and to have vacated, lifted, reversed or overturned any injunction, order, judgment or decree (whether temporary, preliminary or permanent), that delays, prevents or otherwise restricts the consummation of the transactions contemplated hereby, and to take any and all actions (including the disposition of assets, divestiture of businesses, or the withdrawal from doing business in particular jurisdictions) and to enter into such agreements and undertakings (including with respect to the conduct of the business of the Company and its Subsidiaries after the Closing as may be required by foreign investment laws and labor laws and regulations), as may be required by Governmental Entities or other Persons as a condition to the granting of any such necessary approvals or as may be required to avoid, vacate, lift, reverse or overturn any injunction, order, judgment, decree or regulatory action; provided, however, that in no event shall any party hereto be required to take any action that would be reasonably likely to have a Company Material Adverse Effect or a Purchaser Material Adverse Effect or that would not be required in accordance with paragraph (c) below.

  (c) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not and shall cause its Affiliates not to, and neither Purchaser nor any of its Affiliates shall be required to divest any assets or business of Purchaser or any of its Affiliates or of the Company or its Subsidiaries or hold separate or otherwise take or commit to take any action that materially limits its freedom of action with respect to any of their respective assets or businesses, if in the aggregate such assets and/or businesses are material to the condition, business, assets, liabilities or results of operations of, in the case of Purchaser, the process control and instrumentation operations of Purchaser and its Affiliates, taken as a whole (with estimated annual revenues of $3 billion), or in the case of the Company, to the Company and its Subsidiaries taken as a whole, respectively.

  Section 4.6 Public Announcements. Unless otherwise required by applicable law or requirements of the NYSE, at all times prior to the earlier of the Closing Date or the termination of this Agreement, no party hereto shall or shall permit any of its Subsidiaries to (and each party shall use its reasonable best efforts to cause its Affiliates and Representatives not to) issue any press release concerning this Agreement, or any of the transactions contemplated hereby, without prior consultation with the other parties hereto.

  Section 4.7 Expenses. Whether or not the transactions contemplated hereby are consummated, subject to Section 5.2 hereof, all costs and expenses incurred in connection with this Agreement, including fees and disbursements of Representatives, shall be borne by the party which incurs such cost or expense; provided, however, that all out-of-pocket costs and expenses related to the printing, filing and mailing of the Offer Documents shall be borne by Purchaser.

  Section 4.8 Directors and Officers Indemnification Insurance. (a) For a period of six years from and after the Closing Date, Purchaser shall, or shall cause the Company to, exculpate, indemnify and hold harmless certain officers and directors of the Company to the same extent as such persons are currently exculpated and indemnified by the Company pursuant to those certain indemnity agreements identified in Section 4.8(a) of the Company Disclosure Schedule (the "Indemnified Parties") for acts or omissions occurring prior to the Closing Date.

  (b) For six years from the Closing Date, the Purchaser shall either (x) cause the Company to maintain in effect the Company's current directors' and officers' liability insurance covering those persons who are currently covered on the date of this Agreement by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Purchaser) (the "Insured Parties"); provided, however, that in no event shall Purchaser or the Company be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance which the Company represents to be $395,000 for the twelve month period ending on November 19,1998; and provided further that if the annual premiums of such insurance coverage exceed such amount, the Purchaser shall cause the Company to obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided further that the Purchaser may substitute for such Company policies, policies with at least the same coverage containing terms and conditions which are no less advantageous and provided that said substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Closing Date or (y) cause the Purchaser's directors' and officers' liability insurance then in effect to cover those persons who are covered on the date of this Agreement by the Company's directors' and officers' liability insurance policy with respect to those matters covered by the Company's directors' and officers' liability policy.

  (c) The covenants set forth in this Section 4.8 shall survive the Closing Date, shall be binding on Purchaser and all its successors and assigns, and are intended for the benefit of, and shall be enforceable by, each of the Company, the Indemnified Parties and the Insured Parties, and their respective heirs and legal representatives.

  Section 4.9 Post-Closing Restructuring. (a) Purchaser may, simultaneous with or as soon as possible after the Closing, consummate a corporate reorganization of the Company and its Subsidiaries which may include, without limitation, (i) the sale and transfer by the Company or any of its Subsidiaries of all or part of the assets of the Company or any of its Subsidiaries to Purchaser or any Affiliates of Purchaser, (ii) the consummation by the Company and one or more Dutch Subsidiaries of Purchaser of a legal merger within the meaning of Section 2:309 of the Dutch Civil Code and
(iii) the commencement of the compulsory acquisition by Purchaser of Company Shares from any remaining minority shareholder, in accordance with Section 2:92a of the Dutch Civil Code.

  (b) The Company hereby agrees with Purchaser that, at Purchaser's request and to the extent permitted by law, it shall take all actions reasonably necessary or desirable to accomplish the corporate reorganizations referred to in Section 4.9(a) including, without limitation, (i) the convening of the necessary meetings of the holders of Company Shares and holders of TOPrS, the Management Board and the Supervisory Board of the Company, (ii) the consideration of any and all necessary or desirable resolutions by the Management Board or the Supervisory Board of the Company for the purpose of consummating such corporate reorganizations and (iii) the execution of any and all reasonably requested documents, agreements or deeds that are necessary or desirable to consummate any of such corporate reorganizations and the filing or registration of any or all of such documents, agreements or deeds with the appropriate authorities or agencies.

                                  ARTICLE V.

                                  TERMINATION

  Section 5.1 Termination. This Agreement may be terminated and the Offer may be abandoned at any time prior to the Closing Date:

    (a) by mutual consent of Purchaser and the Company; or

    (b) by action of either the Supervisory Board or Management Board of Purchaser or the Supervisory Board and Management Board of the Company if:

      (i) the Closing Date shall not have occurred on or before April 15, 1999 or, if the only condition remaining to be satisfied as of such date shall be a condition set forth in either clause (i) or clause (ii) of Annex A, May 31, 1999; provided that the right to terminate this Agreement under this clause shall not be available to (A) Purchaser, if
    (i) the failure of Purchaser to perform its obligations hereunder or
    (ii) the failure of the representations and warranties contained in
    Article III to be true and correct has to any material extent been the cause of, or resulted in, the failure of the Closing to occur on or before such date or (B) the Company, if (i) the failure of the Company to perform its obligations hereunder or (ii) the failure of the representations and warranties contained in Article II to be true and correct has to any material extent been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

      (ii) a Governmental Entity (A) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used all commercially reasonable efforts to resist, resolve or lift, as applicable, in accordance with Section 4.5) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable or (B) shall have failed to issue an order, decree or ruling or to take any other action (which order, decree, ruling or other action the parties shall have used all commercially reasonable efforts to obtain, in accordance with Section 4.5), which is necessary to fulfill the Offer Conditions and such denial of a request to issue such order, decree or ruling or take such other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section shall not be available to any party whose failure to comply with
    Section 4.5 has to any material extent been the cause of such action or inaction; or

    (c) by action of the Supervisory Board of the Company on five days' prior written notice to Purchaser if the Supervisory Board of the Company, without violation of the obligations set forth in Section 4.2, withdraws its approval or recommendation of the Offer or this Agreement and the Company pays to Purchaser all expenses and other amounts as provided in
  Section 5.2; or

    (d) by action of the Supervisory Board or Management Board of Purchaser, if the Supervisory Board or Management Board of the Company shall have determined that an Acquisition Proposal is a Superior Proposal or shall not have issued, or shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Purchaser, its approval or recommendation of the Offer or this Agreement or shall have recommended an alternative transaction proposal to the shareholders of the Company, or shall have adopted any resolution to effect any of the foregoing; or any corporation, partnership, person or other entity or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Company Shares or TOPrS or an Acquisition Proposal;

    (e) by Purchaser, if the Offer is terminated (or expires in accordance with its terms) without Purchaser having purchased any Company Shares or TOPrS thereunder due to an occurrence which would result in a failure to satisfy any of the Offer Conditions, unless any such failure shall have been caused by or resulted from a failure of Purchaser to perform in any material respect any covenant or agreement contained in this Agreement or the failure of any representations or warranties contained in Article III hereof to be true and correct in any material respect; or

    (f) by Purchaser, if any of the representations and warranties of the Company contained in Article II of this Agreement is or becomes untrue or incorrect or the Company breaches any of its obligations under this Agreement which (A) in either case would give rise to the failure of a condition set forth in clause (C) of the Offer Conditions to be met and (B) cannot or has not been cured prior to the earlier of (i) 15 days after the giving of written notice to the Company of such untruth, incorrectness or, as the case may be, breach and (ii) two Business Days prior to the date on which the Offer expires; or

    (g) by Purchaser, if (i) any of the representations and warranties of the Shareholder contained in the Shareholder's Agreement that are qualified by reference to a Company Material Adverse Effect is or becomes untrue or incorrect or any such representation and warranty that is not so qualified is or becomes untrue or incorrect in any respect that would be reasonably likely to have a Company Material Adverse Effect or to prevent Shareholder from consummating the transactions contemplated by the Shareholder's Agreement, or (ii) the Shareholder breaches any of its obligations under the Shareholder's Agreement; or

    (h) by the Company, if the Offer has been terminated by Purchaser and if
  (i) any of the representations and warranties of Purchaser contained in
  Article III of this Agreement or in the Shareholder's Agreement is or becomes, and at the time of termination remains, untrue or incorrect in any material respect or (ii) Purchaser shall have breached or failed to comply in any material respect with any of its obligations under this Agreement or in the Shareholder's Agreement which breach shall not have been cured within 15 days following notice from the Company to Purchaser of such breach and the Company's intent to terminate pursuant to this provision.

  Section 5.2 Effect of Termination. (a) In the event that any Person shall have made an Acquisition Proposal and this Agreement is terminated by either Party, or in the event this Agreement is otherwise terminated pursuant to
Section 5.1(c), (d), (f) or (g), the Company shall, within two days after termination has occurred, pay to Purchaser in same day funds all of Purchaser's reasonably documented out-of-pocket expenses (including the fees and expenses of counsel and other advisors).

  (b) In the event that this Agreement is terminated by the Company pursuant to Section 5.1(c) or by Purchaser pursuant to either (i) Section 5.1(d) or
(ii) 5.1(e) because of an event described in paragraph (E) of Annex A, the Company shall, within two days after termination has occurred, pay to Purchaser in same day funds an amount equal to the sum of (i) $1.57 for each Company Share outstanding as of the date hereof, and (ii) $2.45 for each TOPrS outstanding as of such date. Any payment pursuant to this paragraph (b) shall be in addition to any reimbursement pursuant to Section 5.2(a).

  (c) In the event this Agreement is terminated pursuant to this Article V, all future obligations and liabilities of the parties hereto shall terminate, except the obligations of the parties described in Sections 2.19, 4.7 and this
Section 5.2. Nothing in this Section 5.2 shall relieve any party to this Agreement of liability for breach of this Agreement.

  Section 5.3 Extension; Waiver. At any time prior to the Closing Date, any party hereto, by action taken by the Supervisory Board of the Company or the Supervisory Board or Management Board of Purchaser, may, to the extent permitted by law, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of the party or parties to be bound thereby.

                                  ARTICLE VI.

                                 MISCELLANEOUS

  Section 6.1 Certain Definitions. The following terms shall, when used in this Agreement, have the following respective meanings:

    (a) "Affiliate" shall have the meaning assigned to such term in Section 12(b)-2 of the Exchange Act; provided that with respect to the Shareholder, "Affiliate" shall not include the Company or any of its Subsidiaries.

    (b) "Business Day" shall have the meaning set forth in Rule 14d-l(c)(6) under the Exchange Act.

    (c) "Expiration Date" means whichever date set forth in Section 5.1(b)(i) shall apply in the circumstances, at the time of determination.

    (d) "Governmental Entity" means any supranational, national, provincial, state, municipal or local government, any instrumentality, subdivision, court, arbitrator, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

    (e) "Material Adverse Effect" means any effect that, individually or in aggregate, is materially adverse to the condition, business, assets, liabilities or results of operations of a party and its Subsidiaries taken as a whole, other than any effect resulting from (i) changes in general economic conditions, (ii) the announcement and performance of this Agreement and the transactions contemplated hereby and compliance with the covenants set forth in this Agreement, and (iii) changes or developments in the industrial process control industry generally or its markets and (iv), subject to Section 4.5, any actions required under this Agreement to obtain any approval or authorization under any Antitrust Law or from the Australian Foreign Investment Review Board for the consummation of the Offer.

    (f) "Person" means a natural person, corporation, limited liability company, partnership, association, trust, unincorporated organization, union or other employee group, Governmental Entity, or other entity or group (as defined in the Exchange Act).

    (g) "Representatives" when used with respect to any Person, means any officer, director, managing director, employee or agent of such Person or any of its Affiliates, including any investment banker, financial advisor, attorney, accountant, consultant or other advisor, agent, representative or expert retained by or acting on behalf of such Person or such Affiliate.

    (h) "Subsidiary" when used with respect to any entity means any corporation or other organization, whether incorporated or unincorporated,
  (i) of which such entity or any other Subsidiary of such entity is a general partner (excluding partnerships, the general partnership interests of which held by such entity or any Subsidiary of such entity do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the management board, supervisory board, board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such entity or by any one or more of its Subsidiaries; provided, however, that the term "Subsidiary" when used with respect to Shareholder shall not include the Company or any of its Subsidiaries.

    (i) "Termination Date" means the date on which the Offer expires.

  Section 6.2 Nonsurvival of Representations and Warranties. All representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to the extent expressly provided herein to be conditions to the Offer and shall not survive consummation thereof and thereafter neither Purchaser, the Company, nor any Affiliate, officer, director, employee or shareholder of Purchaser, the Company or their respective Subsidiaries shall have any liability with respect thereto.

  Section 6.3 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings other than the Confidentiality Agreement among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by each of the parties hereto.

  Section 6.4 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be a waiver of the same or any other term or condition of this Agreement on any future occasion.

  Section 6.5 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, provided, however, that Purchaser may assign its rights and delegate its obligations hereunder to an Affiliate of Purchaser and provided further, that such assignment and delegation shall not relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Sections 4.8 and 6.10, nothing in this Agreement, expressed or implied, is intended to confer on any Person and the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

  Section 6.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail (airmail if international), return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Purchaser, to

  ABB Transportation Participations B.V.
  PO Box 74690
  NL-1070BR Amsterdam
  The Netherlands

  Fax: 31-20-445-9844
  Attention: Managing Director

  with a copy to:

  ABB Asea Brown Boveri Ltd.
  PO Box 8131
  CH-8050 Zurich
  Switzerland

  Fax: 411-317-7992
  Attention: CS-LE

  and to:

  White & Case LLP
  1155 Avenue of the Americas
  New York, NY 10036
  Attention: Gregory Pryor, Esq.
  Telephone: (212) 819-8200
  Facsimile: (212) 354-8113

(b) if to the Company, to

  Elsag Bailey Process Automation N.V.
  World Trade Center
  Schipol Boulevard 157
  1118 B6 Luchthaven Schipol
  The Netherlands

  Attention: Managing Director: V. Cannatelli
  Telephone: 011-31-20-
  Facsimile: 011-31-20-
  with a copy to:

  Elsag Bailey Process Automation NV
  c/o Elsag Bailey, Inc.
  29801 Euclid Avenue
  Wickliffe, Ohio 44092-1898
  Attention: General Counsel: Mark V. Santo
  Telephone: (440) 585-5855
  Facsimile: (440) 585-8821

  and to:

  Morgan, Lewis & Bockius LLP
  101 Park Avenue
  New York, New York 10178
  Attention: W. Preston Tollinger
  Facsimile: (212) 309-6273

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered or on the fifth Business Day after being deposited in the United States mail, if mailed.

  Section 6.7 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

  Section 6.8 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any New York Court, this being in addition to any other remedy to which they are entitled at law or in equity. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

  Section 6.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York (the "New York Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby, waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in an inconvenient forum.

  Section 6.10 Waiver of Personal Liability. The parties hereto acknowledge and agree that the representations and warranties contained in this Agreement are made on behalf of the parties hereto and are not made by the officers or members of the Management Board or Supervisory Board of Purchaser or any Indemnified Party or Insured Party. The parties hereto acknowledge and agree that no such Person shall have any personal liability, in law or in equity, of any kind with regard to the representations and warranties of Purchaser or the Company, as applicable, contained in this Agreement or in any other agreement, document or certificate contemplated by this Agreement, and each party hereto irrevocably waives any such claim regarding the validity or enforceability of this Section 6.10, and agrees not to challenge or otherwise reject the terms hereof. The parties hereto also waive any claim regarding the validity or enforceability of the provisions of this Section 6.10, and agree not to challenge or otherwise reject the terms hereof. The Persons designated in the first sentence of this Section 6.10 are intended, and shall be deemed, to be third-party beneficiaries of the provisions of this Section 6.10, and shall be entitled to directly claim and enforce the rights and benefits provided herein.

  Section 6.11 Interpretation. As used in this Agreement, the word "including" means without limitation; the word "or" is not exclusive; and the words "herein", "hereof", "hereby", "hereto" and "hereunder" refer to this Agreement as a whole. Any reference to any applicable law shall be deemed also to refer to all rules and regulations promulgated thereunder unless the context otherwise requires. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular. Unless the context otherwise requires, references herein: (i) to Sections and Annexes mean the Sections of, and the Annexes attached to, this Agreement; and (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified through the date hereof, unless the context otherwise requires, and thereafter from time to time to the extent permitted by this Agreement. The Annexes referred to herein, including the Company Disclosure Schedule and Purchaser Disclosure Schedule, shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The headings of Sections are inserted for convenience of reference only and shall not be deemed a part of, or affect in any way the meaning or interpretation of, this Agreement.

  Section 6.12 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

  Section 6.13 Confidentiality. All information obtained by Purchaser pursuant to this Agreement shall be kept confidential as provided in the Confidentiality Agreement.

  Section 6.14 Exchange Rates. Any reference to U.S. dollars in Articles 2 and 4 of the Agreement shall include reference to any other currency based upon the mid-rate of exchange in effect at the close of business on June 25, 1998.

  IN WITNESS WHEREOF, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first set forth above.

                                       Elsag Bailey Process Automation N.V.

                                           /s/ Vincenzo Cannatelli
                                       By: ___________________________________
                                          Name: Vincenzo Cannatelli
                                          Title: Managing Director

                                       ABB Transportation Participations B.V.

                                           /s/ Mats Sacklen
                                       By: ___________________________________
                                          Name: Mats Sacklen
                                          Title: PP

                                           /s/ Eric Elzvik
                                       By:  __________________________________
                                          Name: Eric Elzvik
                                          Title:

                                       The undersigned, being the sole share-
                                       holder of the Purchaser, hereby under-
                                       takes to insure that the Purchaser
                                       will duly perform its obligations un-
                                       der this Agreement and hereby guaran-
                                       tees any and all liabilities and
                                       amounts which become payable by Pur-
                                       chaser hereunder.

                                       ABB Asea Brown Boveri Ltd.

                                           /s/ Mats Sacklen
                                       By:  __________________________________
                                          Name: Mats Sacklen
                                          Title: VP

                                           /s/ Eric Elzvik
                                       By: ___________________________________
                                          Name: Eric Elzvik
                                          Title: VP

                                                                        ANNEX A

                            CONDITIONS TO THE OFFER

  The capitalized terms used in this Annex A shall have the meanings set forth in the Acquisition Agreement to which this Annex A is attached. Notwithstanding any other provisions of the Offer, Purchaser shall not be required to accept for payment, purchase or, subject to any applicable rules and regulations of the Commission including Rule 14e-l(c) under the Exchange Act, pay for any Tendered Securities and may postpone the acceptance for payment or, subject to the restrictions referred to above, the payment for, any Tendered Securities, if (i) any applicable waiting period under the HSR Act, Competition Act (Canada) or Exon-Florio has not expired or been terminated prior to the expiration of the Offer, or (ii) a decision of the Commission of the European Communities that the purchase of the Company Shares and TOPrS contemplated by the Offer are compatible with the common market has not been received prior to the expiration of the Offer. In addition to and not limiting the foregoing, notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, pay for any Tendered Securities and may terminate or amend the Offer and may postpone the acceptance of, and payment for, Tendered Securities if there shall not have been validly tendered and not validly withdrawn pursuant to the Offer a number of Company Shares and TOPrS which, when added to the Company Shares and TOPrS, if any, previously acquired by Purchaser, constitute at least 75% of the fully diluted share capital of the Company (the "Minimum Condition") or at any time on or after this date and at or before the time of acceptance of Tendered Securities for payment pursuant to the Offer or payment therefor (whether or not any Tendered Securities have been accepted for payment or paid for), any of the following events shall occur:

  (A) there shall have occurred any event or circumstance that has a Company Material Adverse Effect;

  (B) any Governmental Entity or court of competent jurisdiction shall have taken any action or enacted, issued, promulgated, enforced, amended or entered any statute, rule, regulation, executive order, decree, interpretation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which would reasonably be expected to (1) make the acceptance for payment of, or the payment for, the Tendered Securities illegal or otherwise prohibit or restrict consummation of the Offer, (2) impose material limitations on the ability of the Purchaser to acquire or hold or to exercise any rights of ownership of the Tendered Securities, or effectively to manage or control or operate the Company and its business, assets and properties or
(3) have a Company Material Adverse Effect;

  (C) any of the representations and warranties of the Company set forth in the Acquisition Agreement that are qualified by reference to a Company Material Adverse Effect shall not be true and correct, or any such representation and warranty that is not so qualified shall not be true and correct in any respect which would be reasonably likely to have a Company Material Adverse Effect, in each case as if such representation and warranty were made at the time of determination (except to the extent any such representation and warranty speaks as of an earlier date) or the Company shall have failed to perform or comply with, in any material respect, any covenant, agreement or obligation to be performed or complied with by it under the Acquisition Agreement;

  (D) the Acquisition Agreement shall have been terminated in accordance with its terms;

  (E) the Supervisory Board of the Company or the Management Board of the Company shall have withdrawn or modified in a manner adverse to Purchaser its approval or recommendation of the Offer, or shall have approved or recommended to the Company's shareholders or holders of TOPrS another offer or Acquisition Proposal or shall have adopted a resolution to effect either of the foregoing or any corporation, partnership, person or other entity or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Company Shares or TOPrS or a merger, consolidation or other business combination or Acquisition Proposal with or involving the Company or any of its Subsidiaries;

  (F) any of the material consents, approvals, authorizations, orders or permits required to be obtained by the Company, Purchaser, or their respective Subsidiaries in connection with the Offer or Acquisition Agreement from, or filings or registrations required to be made by any of the same prior to the Closing Date with, any Governmental Entity in connection with the consummation of the transactions contemplated by the Acquisition Agreement or the Offer shall not have been obtained or made or can only be obtained or made subject to conditions or requirements which Purchaser and the Company are not required to meet pursuant to Section 4.5;

  (G) there shall have occurred (1) any general suspension for at least three Business Days of trading in, or limitation on prices for, securities on the New York Stock Exchange, Inc., (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, Netherlands, or Switzerland (whether or not mandatory), (3) the commencement or material escalation of a war or armed hostilities having had or being reasonably likely to have a material adverse effect on the condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole, or (4) any limitation or proposed limitation (whether or not mandatory) by any Governmental Entity, or any other event, that materially adversely affects generally the extension of credit by banks or other financial institutions; or

  (H) any of the representations and warranties of the Shareholder in the Shareholder's Agreement that are qualified by reference to materiality shall not be true and correct or any such representation and warranty that is not so qualified shall not be true and correct in any respect which would be reasonably likely to have a Company Material Adverse Effect, in each case as if such representation and warranty were made at the time of determination (except to the extent any such representation and warranty speaks as of an earlier date) or the Shareholder shall have failed in any material respect, to perform, or comply with, any covenant, agreement or obligation to be performed or complied with by it under the Shareholder's Agreement.

  The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser or may be waived by Purchaser, in whole or part, at any time and from time to time in its sole discretion (subject to the terms of the Acquisition Agreement). Failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                             INDEX OF DEFINED TERMS
                            (NOT PART OF AGREEMENT)

TERM                                                                   SECTION
----                                                                   --------
Affiliate.............................................................    6.1(a)
Agreement............................................................. RECITALS
Acquisition Proposal..................................................      4.2
Benefit Plans.........................................................   2.11(a)
Blue Sky Laws.........................................................      2.6
Business Day..........................................................    6.1(b)
Closing...............................................................    1.1(d)
Closing Date..........................................................    1.1(d)
Code..................................................................   2.11(c)
Commission............................................................    1.1(c)
Company............................................................... RECITALS
Company Disclosure Schedule...........................................    2.2(a)
Company Material Adverse Effect.......................................      2.1
Company Properties....................................................     2.14
Company SEC Documents.................................................    2.7(a)
Company Shares........................................................ RECITALS
Confidentiality Agreement.............................................      4.2
Environmental Law.....................................................   2.15(a)
ERISA.................................................................   2.11(a)
Exchange Act..........................................................    1.1(a)
Exon--Florio..........................................................      2.6
Financing Trust....................................................... RECITALS
GAAP..................................................................    2.7(b)
Governmental Entity...................................................    6.1(c)
Guarantees............................................................     2.20
Hazardous Substances..................................................   2.15(a)
HSR Act...............................................................      2.6
Indemnified Parties...................................................      4.8
Insured Parties.......................................................    4.8(b)
Intellectual Property.................................................   2.17(a)
Material Adverse Effect...............................................    6.1(d)
Material Contracts....................................................   2.16(a)
Merrill Lynch.........................................................    1.3(a)
New York Courts.......................................................      6.9
Offer................................................................. RECITALS
Offer Conditions......................................................    1.1(a)
Offer Consideration...................................................    1.1(b)
Offer Documents.......................................................    1.1(c)
Offer to Purchase.....................................................    1.1(a)
Option Agreement......................................................    1.2(b)
Option Plan...........................................................    1.2(a)
Permitted Liens.......................................................     2.14
Person................................................................    6.1(e)
Purchaser............................................................. RECITALS
Purchaser Disclosure Schedule.........................................      3.4
Purchaser Material Adverse Effect.....................................      3.1
Representatives.......................................................    6.1(f)
Schedule 14D-1........................................................    1.1(c)

TERM                                                                   SECTION
----                                                                   --------
Schedule 14D-9........................................................    1.3(b)
Securities Act........................................................    2.7(a)
Share Offer Price.....................................................    1.1(b)
Shareholder........................................................... RECITALS
Shareholder's Agreement............................................... RECITALS
Shareholder Shares.................................................... RECITALS
Stock Options.........................................................    1.2(a)
Subsidiary............................................................    6.1(g)
Superior Proposal.....................................................      4.2
Tax Return............................................................   2.13(a)
Taxes.................................................................   2.13(a)
Tendered Securities...................................................    1.1(a)
TOPrS................................................................. RECITALS
TOPrS Offer Price.....................................................    1.1(b)